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                                  IMPROVENET, INC.

                            FOURTH AMENDED AND RESTATED
                             INVESTOR RIGHTS AGREEMENT




                              DATED NOVEMBER 23, 1999





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                                  TABLE OF CONTENTS
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                                                                                 PAGE
SECTION 1.  TERMINATION OF PRIOR AGREEMENT.. . . . . . . . . . . . . . . . . . . . .1

      1.1   Termination of Prior Agreement . . . . . . . . . . . . . . . . . . . . .1

SECTION 2.  GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

      2.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

SECTION 3.  REGISTRATION; RESTRICTIONS ON TRANSFER.. . . . . . . . . . . . . . . . .3

      3.1   Restrictions on Transfer.. . . . . . . . . . . . . . . . . . . . . . . .3

      3.2   Demand Registration. . . . . . . . . . . . . . . . . . . . . . . . . . .4

      3.3   Piggyback Registrations. . . . . . . . . . . . . . . . . . . . . . . . .5

      3.4   Form S-3 Registration. . . . . . . . . . . . . . . . . . . . . . . . . .6

      3.5   Expenses of Registration.. . . . . . . . . . . . . . . . . . . . . . . .7

      3.6   Obligations of the Company.. . . . . . . . . . . . . . . . . . . . . . .8

      3.7   Termination of Registration Rights.. . . . . . . . . . . . . . . . . . .9

      3.8   Delay of Registration; Furnishing Information. . . . . . . . . . . . . .9

      3.9   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

      3.10  Assignment of Registration Rights. . . . . . . . . . . . . . . . . . . 11

      3.11  Amendment of Registration Rights.. . . . . . . . . . . . . . . . . . . 11

      3.12  Limitation on Subsequent Registration Rights.. . . . . . . . . . . . . 11

      3.13  "Market Stand-Off" Agreement.. . . . . . . . . . . . . . . . . . . . . 12

      3.14  Rule 144 Reporting.. . . . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 4.  COVENANTS OF THE COMPANY.. . . . . . . . . . . . . . . . . . . . . . . 12

      4.1   Basic Financial Information and Reporting. . . . . . . . . . . . . . . 12

      4.2   Additional Information and Rights. . . . . . . . . . . . . . . . . . . 13

      4.3   Inspection Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . 13

      4.4   Confidentiality of Records.. . . . . . . . . . . . . . . . . . . . . . 14

      4.5   Reservation of Common Stock. . . . . . . . . . . . . . . . . . . . . . 14

      4.6   Stock Vesting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

      4.7   Key Man Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 14

      4.8   Proprietary Information and Inventions Agreement.. . . . . . . . . . . 14

      4.9   Corporate Existence. . . . . . . . . . . . . . . . . . . . . . . . . . 14

      4.10  Corporate Properties.. . . . . . . . . . . . . . . . . . . . . . . . . 14

      4.11  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

      4.12  Material Obligations.. . . . . . . . . . . . . . . . . . . . . . . . . 15

      4.13  Laws and Regulations.. . . . . . . . . . . . . . . . . . . . . . . . . 15

                                        i.

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                            TABLE OF CONTENTS, CONT.

      4.14  Indebtedness.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

      4.15  Hiring of Key Employees. . . . . . . . . . . . . . . . . . . . . . . . 15

      4.16  Observer Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

      4.17  Board and Observer Compensation. . . . . . . . . . . . . . . . . . . . 15

      4.18  Board Meetings.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

      4.19  Directors' and Officers' Liability Insurance.. . . . . . . . . . . . . 16

      4.20  Budget.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

      4.21  Small Business Concern.. . . . . . . . . . . . . . . . . . . . . . . . 16

      4.22  Patent Diligence.. . . . . . . . . . . . . . . . . . . . . . . . . . . 16

      4.23  Nonsolicitation Convenant. . . . . . . . . . . . . . . . . . . . . . . 16

      4.24  Termination of Covenants.. . . . . . . . . . . . . . . . . . . . . . . 16

SECTION 5.  RIGHTS OF FIRST OFFER. . . . . . . . . . . . . . . . . . . . . . . . . 16

      5.1   Subsequent Offerings.. . . . . . . . . . . . . . . . . . . . . . . . . 16

      5.2   Exercise of Rights.. . . . . . . . . . . . . . . . . . . . . . . . . . 17

      5.3   Issuance of Equity Securities to Other Persons.. . . . . . . . . . . . 17

      5.4   Termination of Rights of First Offer.. . . . . . . . . . . . . . . . . 17

      5.5   Transfer of Rights of First Offer. . . . . . . . . . . . . . . . . . . 17

      5.6   Excluded Securities. . . . . . . . . . . . . . . . . . . . . . . . . . 17

SECTION 6.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

      6.1   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

      6.2   Survival.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

      6.3   Successors and Assigns.. . . . . . . . . . . . . . . . . . . . . . . . 19

      6.4   Entire Agreement.. . . . . . . . . . . . . . . . . . . . . . . . . . . 19

      6.5   Severability.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

      6.6   Amendment and Waiver.. . . . . . . . . . . . . . . . . . . . . . . . . 19

      6.7   Delays or Omissions. . . . . . . . . . . . . . . . . . . . . . . . . . 20

      6.8   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

      6.9   Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

      6.10  Titles and Subtitles.. . . . . . . . . . . . . . . . . . . . . . . . . 20

      6.11  Additional Investors.. . . . . . . . . . . . . . . . . . . . . . . . . 20

      6.12  Counterparts.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

                                         ii.

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                                  IMPROVENET, INC.


                            FOURTH AMENDED AND RESTATED
                             INVESTOR RIGHTS AGREEMENT

     THIS FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the "AGREEMENT") is entered into as of the 23rd day of November, 1999, by and among IMPROVENET, INC., a Delaware corporation (the "COMPANY"), and the holders of the Company's Series A Preferred Stock ("SERIES A STOCK"), the holders of the Company's Series B Preferred Stock (the "SERIES B STOCK"), the holders of the Company's Series C Preferred Stock (the "SERIES C STOCK"), the holders of the Company's Series D Preferred Stock (the "SERIES D STOCK") and the purchasers of the Company's Series E Preferred Stock (the "SERIES E STOCK"), all as set forth on EXHIBIT A hereto. The holders of the Series A Stock, Series B Stock, Series C Stock, and Series D Stock and purchasers of the Series E Stock shall be referred to collectively hereinafter as the "INVESTORS" and each individually as an "INVESTOR."

                                      RECITALS

     WHEREAS, the Company issued Series D Stock to certain Investors and entered into a Third Amended and Restated Investor Rights Agreement dated September 10, 1999 (the "PRIOR AGREEMENT") by and between the Company, the holders of Series A Stock, Series B Stock and Series C Stock and the purchasers of Series D Stock. The holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock possess certain registration rights, information rights and other rights under such Prior Agreement;

     WHEREAS, the Company and the undersigned holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock desire to terminate the Prior Agreement and to accept the rights and obligations created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

     WHEREAS, the Company proposes to sell and issue up to three million (3,000,000) shares of its Series E Stock pursuant to the First Series E Preferred Stock and Warrant Purchase Agreement and the Second Series E Preferred Stock and Warrant Purchase Agreement (the "PURCHASE AGREEMENTS"); and

     WHEREAS, as a condition of entering into the Purchase Agreements, the purchasers of Series E Stock have requested that the Company extend to them registration rights, information rights and other rights as set forth below.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreements, the parties mutually agree as follows:

SECTION 1.     TERMINATION OF PRIOR AGREEMENT.

     1.1 TERMINATION OF PRIOR AGREEMENT. The Prior Agreement is terminated in its entirety and restated herein. Such termination and restatement is effective upon execution of this Agreement by the holders of at least a majority in interest of the Registrable Securities (as the term is defined in the Prior Agreement). Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and terminated in their entirety and shall have no further force or effect. The rights and covenants contained in this Agreement set forth the sole and entire agreement

                                      1.

among the Company and the Investors on the subject matter hereof and supersede any and all rights granted and covenants made under any prior agreements.

SECTION 2.     GENERAL.

     2.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "HOLDER" means (i) any person owning of record Registrable Securities (as hereinafter defined) that have not been sold to the public or
(ii) any assignee of record of such Registrable Securities in accordance with
Section 3.10 hereof.

          "INITIAL OFFERING" means the Company's first firm commitment underwritten public offering of its common stock registered under the Securities Act (as hereinafter defined).

          "QUALIFIED PUBLIC OFFERING" means the Company's first underwritten public offering of its common stock registered under the Securities Act pursuant to which all outstanding shares of preferred stock have converted into common stock of the Company.

          "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

          "REGISTRABLE SECURITIES" means (i) common stock of the Company issued or issuable upon conversion of the Shares (as hereinafter defined) or pursuant to exercise of warrants held by GE Capital Equity Investments, Inc. and General Electric Appliances; and (ii) any common stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such any securities described in subsection (i) above. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement, Rule 144 or sold in a private transaction in which the transferor's rights under Section 3 of this Agreement are not assigned.

          "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares determined by calculating the total number of shares of the Company's common stock that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

          "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 3.2, 3.3 and 3.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                                      2.

          "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

          "SHARES" shall mean the Company's Series A Stock issued pursuant to the Series A Preferred Stock and Warrant Purchase Agreement dated June 30, 1997 and shares of Series A Stock issued upon exercise of Warrants to purchase Series A Stock held by the Investors listed on EXHIBIT A hereto and their permitted assigns, the Company's Series B Stock issued pursuant to the Series B Preferred Stock and Warrant Purchase Agreement dated March 17, 1997 and shares of Series B Stock issued upon exercise of the Warrants to purchase Series B Stock held by the Investors listed on EXHIBIT A hereto and their permitted assigns, the Company's Series C Stock held by the Investors listed on EXHIBIT A hereto, the Company's Series D Stock held by the Investors listed on EXHIBIT A hereto and the Company's Series E Stock held by the Investors listed on EXHIBIT A hereto and Shares of Common Stock issued upon the exercise of the Warrants to purchase Common Stock held by the Investors listed on EXHIBIT A hereto.

          "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC (as hereinafter defined) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          "SEC" or "COMMISSION" means the Securities and Exchange Commission.

SECTION 3.     REGISTRATION; RESTRICTIONS ON TRANSFER.

     3.1  RESTRICTIONS ON TRANSFER.

          (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144.

               (iii) Notwithstanding the provisions of paragraphs (i) and
(ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company or (D) to a Holder's family member or trust for the benefit of an individual Holder; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder, or (E) an affiliate of a Holder.

                                    3.

          (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

               THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company or in-house counsel of a Holder) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     3.2  DEMAND REGISTRATION.

          (a) Subject to the conditions of this Section 3.2, if the Company shall receive a written request from the Holders of more than a majority of the Registrable Securities then outstanding (the "INITIATING HOLDERS") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities having a net aggregate offering price to the public in excess of twenty million dollars ($20,000,000), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 3.2, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

          (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this
Section 3.2 or any request pursuant to Section 3.4 and the Company shall include such information in the written notice referred to in Section 3.2(a) or Section 3.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 3.2 or Section 3.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten

                                    4.

(including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

          (c) The Company shall not be required to effect a registration pursuant to this Section 3.2:

               (i) prior to the earlier of (i) March 17, 2001 or (ii) six months after the closing of the Initial Offering; or

               (ii) after the Company has effected three (3) registrations pursuant to this Section 3.2, and such registrations have been declared or ordered effective; or

               (iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

               (iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 3.2(a), the Company gives notice to the Holders of the Company's intention to file a registration statement with the SEC in connection with its Initial Offering within ninety
(90) days and the Company shall make reasonable good faith efforts to cause such registration statement to become effective within ninety (90) days of such filing with the SEC; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period; or

               (v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve
(12) month period.

     3.3 PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or

                          5.

registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (a) UNDERWRITING. If the registration statement under which the Company gives notice under this Section 3.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 3.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Holders included in the registration below thirty-three percent (33%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling stockholder be included in any such registration which would reduce the number of shares which may be included by Holders without the written consent of holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. For purposes of pro rata apportionment pursuant to this Section 3.3, for any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

          (b) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 3.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.5 hereof.

     3.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such

                                   6.

request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; PROVIDED, HOWEVER, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.4:

               (i) if Form S-3 is not available for such offering by the Holders;

               (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than five hundred thousand dollars ($500,000);

               (iii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 3.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

               (iv) if the Company has within the twelve (12) month period preceding the date of such request, already effected one (1) such registration on Form S-3 for the Holders pursuant to this Section 3.4; or

               (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All such Registration Expenses incurred in connection with registrations requested pursuant to this Section
3.4 after the first three (3) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each.

     3.5 EXPENSES OF REGISTRATION. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 3.2 or the first three registrations under each of Section 3.3 and Section 3.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 3.2 or 3.4, the request of which has been subsequently withdrawn by the Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders or Holders, as applicable, were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 3.2 or Section 3.4, as applicable, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not

                                    7.

forfeit their rights pursuant to Section 3.2 or Section 3.4 to a demand registration pursuant to the limitations of Section 3.2 and Section 3.4, respectively.

     3.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the Holder or Holders have completed the distribution related thereto.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company,

                                  8.

in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

     3.7 TERMINATION OF REGISTRATION RIGHTS. A Holder's registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (b) such Holder (together with its affiliates, partners and former partners) holds less than 1% of the Company's outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis) and (c) all Registrable Securities held by and issuable to such Holder (and its affiliates, partners and former partners) may be sold under Rule 144 during any ninety (90) day period.

     3.8  DELAY OF REGISTRATION; FURNISHING INFORMATION.

          (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

          (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.2, 3.3 or 3.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall reasonably be required to effect the registration of their Registrable Securities.

          (c) The Company shall have no obligation with respect to any registration requested pursuant to Section 3.2 or Section 3.4 if, due to the operation of subsection 3.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 3.2 or
Section 3.4, whichever is applicable.

     3.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 3.2, 3.3 or 3.4:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, affiliates, shareholders and directors of each Holder, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner,

                                  9.

affiliate, shareholder, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED HOWEVER, that the indemnity agreement contained in this
Section 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

          (b) To the extent permitted by law, each Holder will severally, but not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 3.9(b) exceed the net proceeds from the offering received by such Holder.

          (c)  Promptly after receipt by an indemnified party under this
Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
Section 3.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

                                    10.

          (d) If the indemnification provided for in this Section 3.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

          (e)  The obligations of the Company and Holders under this Section
3.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     3.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, affiliate, general partner, limited partner or retired partner of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, or (c) acquires at least twenty-five thousand (25,000) shares of Registrable Securities (as adjusted for stock splits and combinations); PROVIDED, HOWEVER, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

     3.11 AMENDMENT OF REGISTRATION RIGHTS. Any provision of this Section 3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Notwithstanding the foregoing, any amendment adversely affecting the rights or privileges of a particular series of preferred stock will require the consent of a majority in interest of the holders of such series so affected. Any amendment or waiver effected in accordance with this Section 3.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this
Section 3, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

     3.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to or pari passu or otherwise conflict with those granted to the Holders hereunder.

                                     11.

     3.13 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer, dispose of, make any short sale of, grant any option for the purpose of, or enter into any hedging or similar transaction with the same economic effect as a sale, any common stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of common stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

               (i) such agreement shall apply only to the Company's Initial Offering; and

               (ii) all officers and directors of the Company and holders of at least one percent (1%) of the Company's voting securities enter into similar agreements.

     Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 3.13 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of common stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty
(180) day period.

     3.14 RULE 144 REPORTING. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

          (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

          (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 4.     COVENANTS OF THE COMPANY.

     4.1  BASIC FINANCIAL INFORMATION AND REPORTING.

          (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied and

                                    12.

will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

          (b) As soon as practicable after the end of each fiscal year of the Company, and in any event within sixty (60) days thereafter, the Company will furnish each Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

          (c) The Company will furnish each Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

     4.2  ADDITIONAL INFORMATION AND RIGHTS.

          (a) So long as an Investor (with its affiliates) shall own not less than one hundred thousand (100,000) shares of Registrable Securities (as adjusted for stock splits and combinations) (a "MAJOR INVESTOR"), the Company will furnish each such Major Investor at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto).

          (b) The Company will provide to each Major Investor as soon as practical after the end of the month and in any event within twenty (20) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of the month and consolidated statements of income and cash flows of the Company and its subsidiaries, for each month and for the current fiscal year of the Company to date, all subject to normal year-end adjustments, prepared in accordance with generally accepted accounting principles consistently applied and certified by the principal financial or accounting officer of the Company, together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company's operating plan then in effect and approved by the Board of Directors.

          (c) The Company will furnish other information reasonably requested by a Major Investor, including, but not limited to, a monthly report regarding the Company's key metrics.

     4.3 INSPECTION RIGHTS. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; PROVIDED, HOWEVER, that the Company shall not be obligated under this Section 4.3 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

                                    13.

     4.4 CONFIDENTIALITY OF RECORDS. Each Investor agrees to use, and to use commercially reasonable efforts to ensure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information
(a) to any partner, subsidiary, parent, affiliate, attorney, accountant or other professional advisor of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 4.4, (b) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over any Investor or upon the request or demand of any regulatory agency or authority having jurisdiction over any Investor or as may otherwise be required by law (provided that such Investor shall give the Company prior notice of the disclosure permitted by this clause unless such notice is prohibited by the subpoena, order or law), and (c) as may be required, to any rating agency that rates the financial condition or claims paying ability of Allstate Insurance Company.

     4.5 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Shares, all common stock issuable from time to time upon such conversion.

     4.6 STOCK VESTING. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the date of issuance or such person's services commencement date with the Company, as applicable, and (b) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years. With respect to any unvested shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

     4.7 KEY MAN INSURANCE. For so long as any shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock or Series E Stock remain outstanding and subject to the approval of the Board of Directors, the Company will use its best efforts to obtain and maintain in full force and effect term life insurance in an amount to be determined by the Board of Directors, on each of the lives of Robert L. Stevens and Ronald B. Cooper, naming the Company as beneficiary; provided, however, the amount covering Robert Stevens shall be no less than $1 million and the amount covering Ronald Cooper shall be no less than $2 million and the Company shall have thirty (30) days from the date hereof to put such a policy in place.

     4.8 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in the form attached to the Purchase Agreements.

     4.9 CORPORATE EXISTENCE. The Company shall at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses and permits necessary for the conduct of its business.

     4.10 CORPORATE PROPERTIES. The Company shall maintain and keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all

                                      14.

necessary or desirable repairs, renewals and replacements, so that its business may be properly and advantageously conducted at all times.

     4.11 TAXES. The Company shall pay and discharge, when payable, all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same become delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies which if unpaid might by law become a lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves, determined in accordance with generally accepted accounting principles, have been set aside on its books with respect thereto.

     4.12 MATERIAL OBLIGATIONS. The Company shall comply with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings.

     4.13 LAWS AND REGULATIONS. The Company shall comply with all applicable laws, rules and regulations of all foreign and domestic governmental authorities (and, to the extent the Company is subject to the laws thereof, any foreign jurisdiction), the violation of which would have a material adverse effect upon its businesses or financial condition.

     4.14 INDEBTEDNESS. The Company shall not, without the prior approval of the Board of Directors, have indebtedness at any given time in excess of three hundred fifty thousand dollars ($350,000) (the "MAXIMUM INDEBTEDNESS"), unless the Board of Directors has previously approved an increase of the permitted Maximum Indebtedness.

     4.15 HIRING OF KEY EMPLOYEES. The Company shall as soon as possible after the date hereof initiate a search for and use its best efforts to hire a Chief Financial Officer, subject to the approval of the Board of Directors.

     4.16 OBSERVER RIGHTS. Each Major Investor (or its representative) shall have the right to attend all meetings of the Board of Directors in a nonvoting observer capacity (an "OBSERVER"), to receive notice of such meetings and to receive the information provided by the Company to the Board of Directors; provided, however, that the Company may require as a condition precedent to any Holder's rights under this Section 4.16 that each person proposing to attend any meeting of the Board of Directors and each person to have access to any of the information provided by the Company to the Board of Directors shall agree to hold in confidence and trust all information so received during such meetings or otherwise; and, provided further, that the Company reserves the right not to provide information and to exclude such Observer from any meeting or portion thereof if delivery of such information or attendance at such meeting by such Observer would result in disclosure of trade secrets to such Observer or its representative or would adversely affect the attorney-client privilege between the Company and its counsel or if such Observer is a direct competitor of the Company.

     4.17 BOARD AND OBSERVER COMPENSATION. The Company shall reimburse the reasonable travel and out-of-pocket expenses of each Board member and Observer against documented receipts incurred in connection with (a) such Board member's and Observer's attendance at any meeting of the Company's Board of Directors and (b) such Board member's duties in connection with representation of the Company.

                                    15.

     4.18 BOARD MEETINGS. The Company shall hold at least six (6) Board of Directors' meetings each calendar year with at least one (1) such meeting per calendar quarter.

     4.19 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. The Company will obtain and keep directors' and officers' liability insurance for all directors and key officers of at least the current level of coverage at all times.

     4.20 BUDGET. The Company agrees to prepare and submit a proposed budget to the Board of Directors of the Company and each of the Major Investors at least 30 days prior to the beginning of each fiscal year (the "BUDGET"). The Budget shall be accepted as the Budget for such fiscal year when it has been approved by the Board of Directors of the Company. The Budget shall be reviewed by the Company periodically and all material changes therein and all material deviations therefrom which are proposed to be made by the Company shall be resubmitted and approved in accordance with procedures established by the Board of Directors, and the Company shall not make any such changes or material deviations to or from the Budget without compliance with such procedures.

     4.21 SMALL BUSINESS CONCERN. So long as any Small Business Investment Company (an "SBIC INVESTOR") is an investor in the Company, the Company will provide the SBIC Investor any information that is reasonably requested by the Small Business Administration (the "SBA"). The Company will provide SBA examiners access to its books and records for SBA audit purposes in accordance with normal SBA procedures.

     4.22 PATENT DILIGENCE. The Company agrees within forty-five (45) days of the date hereof to engage Cooley Godward LLP to perform a website audit and related patent diligence regarding the Company's intellectual property (the "AUDIT") within a scope mutually agreed upon by GE Capital Equity Investments, Inc. and the Company and to prepare a report to the Board of Directors regarding its findings in the course of such Audit. The Company agrees within forty-five (45) days of the date that such report is delivered to the Board of Directors to take commercially reasonable efforts to implement those items from such Audit that the Board of Directors deems appropriate. The cost that the Company shall incur in connection with such Audit shall not exceed an amount deemed reasonable by the Board of Directors.

     4.23 NONSOLICITATION COVENANT. Within thirty (30) days of the date hereof, the Company agrees to enter into non-solicitation agreements with director level employees and higher to the extent permitted by California law.

     4.24 TERMINATION OF COVENANTS. All covenants contained in this Section 4 shall expire and terminate as to each Investor on the effective date of the registration statement pertaining to the Company's Qualified Public Offering. Notwithstanding the foregoing, Section 4.21 hereto shall terminate upon the expiration or termination of the Internet Development, Marketing and Distribution Agreement attached hereto as Exhibit B.

SECTION 5.     RIGHTS OF FIRST OFFER.

     5.1 SUBSEQUENT OFFERINGS. Each Major Investor shall have a right of first offer to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 5.6 hereof. Each Investor's pro rata share is equal to the ratio of (a) the number of shares of the Company's common stock (including all shares of common stock issued or issuable upon conversion of

                                   16.

the Shares) which such Investor is deemed to hold immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding common stock (including all shares of common stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "EQUITY SECURITIES" shall mean (i) any common stock, preferred stock or other security of the Company, (ii) any security convertible, with or without consideration, into any common stock, preferred stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any common stock, preferred stock or other security or (iv) any such warrant or right.

     5.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have twenty (20) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the cash equivalent price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal or state securities laws by virtue of such offer or sale through no fault of the Company.

     5.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares. Such Major Investors shall have five (5) days after receipt of such notice to notify the Company of their election to purchase all or a portion thereof of the unsubscribed shares. If the Investors fail to exercise in full the rights of first offer, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investors' rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the Major Investors pursuant to Section 5.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to
Section 5.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

     5.4 TERMINATION OF RIGHTS OF FIRST OFFER. The rights of first offer established by this Section 5 shall not apply to and shall terminate upon the effective date of the registration statement pertaining to the Company's Qualified Public Offering.

     5.5 TRANSFER OF RIGHTS OF FIRST OFFER. The rights of first offer of each Major Investor under this Section 5 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 3.10.

     5.6  EXCLUDED SECURITIES.  The rights of first offer established by this
Section 5 shall have no application to any of the following Equity Securities:

          (a) shares of common stock (and/or options, warrants or other common stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved in good faith by the Board of Directors including the representatives designated by the holders of the Shares;

                                        17.

          (b) stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement, options and warrants outstanding as of the date of this Agreement as set forth on EXHIBIT G of the Purchase Agreement[s]; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, provided that the rights of first offer established by this Section 5 applied with respect to the initial sale or grant by the Company of such rights or agreements;

          (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination unanimously approved by the Board of Directors;

          (d) shares of common stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

          (e)  shares of common stock issued upon conversion of the Shares;

          (f) shares of Series A Stock issued upon exercise of certain Warrants to purchase Series A Stock held by certain Investors;

          (g) shares of Series B Stock issued upon exercise of certain Warrants to purchase Series B Stock held by certain Investors;

          (h) shares of common stock or preferred stock and/or options, warrants or other common stock or preferred stock purchase rights issued pursuant to any equipment leasing arrangement, debt financing from a bank or similar financial institution or strategic transaction approved by the Board (so long as Board approval constitutes consent by at least a majority of the members of the Board representing holders of preferred stock);

          (i) shares of Series D Stock issued upon exercise of certain warrants to purchase Series D Stock held by certain Investors;

          (j) 5,666 shares of Series C Stock issued to Ramsey Beirne in connection with recruiting services rendered to the Company or Series D Stock issued by the Company; and

          (k) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act.

          (l) shares of Common Stock issued upon exercise of certain warrants to purchase Common Stock held by certain Investors.

SECTION 6.     MISCELLANEOUS.

     6.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement or any of the Related Agreements (as defined in the Purchase Agreements) and the transactions contemplated hereby or thereby. Each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts. The parties hereto irrevocably and unconditionally waive any objection to the laying of

                                     18.

venue in any action, suit or proceeding arising out of this Agreement or any of the Related Agreements or the transactions contemplated hereby or thereby, in such state or federal courts aforesaid and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS.

     6.2 SURVIVAL. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     6.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; PROVIDED, HOWEVER, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

     6.4 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, the Related Agreements (as defined in the Purchase Agreements) and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     6.5 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     6.6  AMENDMENT AND WAIVER.

          (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the Holders of at least a majority of the Registrable Securities.

          (b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the Holders of at least a majority of the Registrable Securities; provided that any amendment adversely affecting the rights or privileges of a particular series of preferred stock will require consent of a majority in interest of the holders of such series so affected.

                                    19.

          (c) Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company to include additional purchasers of Shares as Investors, Holders and parties hereto.

     6.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     6.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on EXHIBIT A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     6.9 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     6.10 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     6.11 ADDITIONAL INVESTORS. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series E Stock and warrants to purchase additional shares of its Common Stock pursuant to the Purchase Agreements, any purchaser of such shares of Series E Stock or Warrants, as the case may be may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an "INVESTOR" hereunder.

     6.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                                    20.

     IN WITNESS WHEREOF, the parties hereto have executed this FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:                                  INVESTORS:

                                           /s/ All Preferred Stock Investors
IMPROVENET, INC.                          ----------------------------------
                                          NAME OF INVESTOR ENTITY


By: /s/ Ron Cooper                        By:
   ------------------------------------      -------------------------------
     Ronald Cooper, President and Chief
     Executive  Officer
                                          Title:
                                                ----------------------------


                FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
                                    SIGNATURE PAGE

                                     EXHIBIT A

                                 LIST OF INVESTORS


NAME AND ADDRESS
----------------------------------------------

Allstate Insurance Company
2775 Sanders Road
Suite A3
Northbrook, IL 60062
c/o Michael Curran

Alta California Partners, L.P.
One Embarcadero Center, Suite 4050
San Francisco, CA 94111

Alta Embarcadero Partners, L.P.
One Embarcadero Center, Suite 4050
San Francisco, CA 94111

ARCH Venture Fund III, L.P.
8735 Higgins Road
Suite 225
Chicago, IL 60631

August Capital II, L.P.
2480 Sand Hill Road, Suite 101
Menlo Park, CA  94025

Anthony Glaves
1030 Parkinson
Palo Alto, CA 94301

William Egan
Burr, Egan, Deleage & Co.
One Post Office Square, #3800
Boston, MA 02109

Charles H. Finnie
Volpe Brown Whelan & Company, LLC
One Maritime Plaza
San Francisco, CA 94111


                                     EXHIBIT A-1
                FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

GC&H Investments
Cooley Godward LLP
One Maritime Plaza
20th Floor
San Francisco, CA 94111-3580

Alex Knight
1116 Harvard Avenue East
Seattle, WA  98102

Harold Kawaguchi
626 38th Avenue
Seattle, WA  98122

Madrona Investment Group, LLC
1000 Second Avenue, Suite 3700
Seattle, WA  98104

David S. Smith and Louise H. Smith, Trustees for the David H. Smith and Louise H. Smith Family Trust Dated 5/4/84
Post Office Box 475
Graton, CA 95444

Lynn Brown Kargman and William M. Kargman
221 Mount Auburn Street
Cambridge, MA 02138

Thomas W. Brugger
805 Bay View Way
Redwood City, CA 94062

Stuart Gannes
1160 Bryant Street
Palo Alto, CA 94301

Zero Stage Capital VI, L.P.
101 Main Street, 17th Floor
Cambridge, MA 02142-1519

MGN Opportunity Group LLC
801 Second Avenue
13th Floor
Seattle, WA 98104

MGN Opportunity LLC
801 Second Avenue
13th Floor
Seattle, WA 98104


                                     EXHIBIT A-1
                 FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

Norman D. Colbert
One Bush Street
San Francisco, CA 94104

Robert A. Keller
One Bush Street
San Francisco, CA 94104

Paul W. Noglows
One Bush Street
San Francisco, CA 94104

Hambrecht & Quist California
One Bush Street
San Francisco, CA 94104

Hambrecht & Quist Employee Venture Fund, L.P. II
One Bush Street
San Francisco, CA 94104

H&Q ImproveNet Investors, LLC
c/o Hambrecht & Quist
One Bush Street
San Francisco, CA  94104

Access Technology Partners, L.P.
One Bush Street
San Francisco, CA 94104

Access Technology Partners Brokers Fund, L.P.
One Bush Street
San Francisco, CA 94104

Gary Sledge
200 Galleria Parkway
Suite 1800
Atlanta, GA 30339

Kellett Partners, L.P.
200 Galleria Parkway
Suite 1800
Atlanta, GA 30339

Clear Fir Partners, LP
4303 54th Avenue, N.E.
Seattle, WA 98105

GG-JS Joint Venture, LLC
2000 First Avenue, Suite 1001


                                     EXHIBIT A-6
                 THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

Seattle, WA 98121

J2 JV, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

Heidorn-Staenberg Joint Venture, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

Staenberg Private Capital, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

KFIT-JRS Joint Venture, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

Lum-Staenberg Joint Venture, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

Carmel Fund LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121
Blackshirts Joint Venture, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

JR-JS JV, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

Alco JV, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

GT-JS JV, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

ANV Joint Venture, LLC
2000 First Avenue, Suite 1001
Seattle, WA 98121

With a copy to:
   Randall L. Price
   Karr Tuttle Campbell
   1201 Third Avenue, Suite 2900
   Seattle, WA 98101


                                     EXHIBIT A-6
                 THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

Lise Buyer
164 Selby Lane
Atherton, CA 94027

Danielle Iuliano
2400 Hanover Street
Palo Alto, CA  94304

Stanford University
2770 Sand Hill Road
Menlo Park, CA  94025

Charles M. Brown
P.O. Box 222e
785 Shiloh Road
Adamsville, TN  38310

Charles Fenton
4010 Cloverland Drive
Phoenix, MD  21131

GE Capital Equity Investments, Inc.
120 Long Ridge Road
Stamford, CT 06927

Owens Corning
One Owens Corning Boulevard
Toledo, OH 43659

The Dow Chemical Company
2030 Dow Center
Midland, MI 48674

E.I. du Pont de Nemours and Company
1007 Market Street
Wilmington, DE  19898
Attn:  Global Financial Manager

Armstrong.Com Holding Co.
2500 Columbia Avenue
Lancaster, PA 17604
Attn: Marco Alvarez

QBB MGMT I, L.L.C.
11 Madison Avenue
New York, NY  10010
Attn:  John Carroll


                                     EXHIBIT A-6
                 THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT